ePlus Announces Noncompliance Notice from NASDAQ

HERNDON, VA - February 26, 2007 - ePlus inc. (Nasdaq NGM: PLUS - news), announced today that it received a staff determination letter from the staff of the Nasdaq Stock Market on February 20, 2007 because it did not file its Quarterly Report on Form 10-Q for the quarter ended December 31, 2006 as required by Marketplace Rule 4310(c)(14). The staff determination letter indicated that this matter serves as additional basis for delisting the Company’s securities from the Nasdaq Stock Market. The Company’s delay in filing its Form 10-Q is the only listing deficiency cited in the February 20th staff determination letter.

As previously reported, the Company’s securities will continue to be listed on the Nasdaq Global Market during the review of the Nasdaq Listing and Hearings Review Council (“Listing Council”). The Listing Council issued a stay of delisting on January 11, 2007 pending review by the Listing Council of the Nasdaq Listing and Qualification Panel’s decision to delist and suspend trading of the Company’s securities on the Nasdaq Global Market.

The Company has been diligently working to resolve the issues related to accounting for stock options granted since its initial public offering in 1996, which is the sole reason underlying its delay in filing its annual and quarterly reports. In this regard, the Company has been reviewing accounting guidance regarding stock option grants recently published by the accounting staff of the SEC and has not yet determined the amount of such charges or the resulting tax and accounting impact.

ePlus has previously issued several press releases and filed several reports with the SEC including reports on Form 8-K, and investors are encouraged to read these in their entirety for discussion of the delay in its financial statements filings.

About ePlus:

ePlus is a leading provider of Enterprise Cost Management solutions to information technology, finance, procurement, operations, and supply chain professionals who want to reduce the costs of finding, purchasing, managing, and financing information technology goods and services. Our Enterprise Cost Management solutions provide sourcing, procurement, spend analytics, supplier management, document collaboration, asset management, professional services, and leasing to ePlus’ 2,000+ customers. The Company was founded in 1990 and is headquartered in Herndon, VA with more than 30 locations in the U.S. For more information, visit http://www.eplus.com/, call 888-482-1122 or email mailto:info@eplus.com.

ePlus® is a registered trademark of ePlus inc. in the United States and/or other countries.

Statements in this press release, which are not historical facts, may be deemed to be "forward-looking statements". Actual and anticipated future results may vary due to certain risks and uncertainties, including, without limitation, the final determination of the impact of the restatement described above; the results of the Audit Committee’s investigation; expectations as to the timing of the completion of such investigation by the Audit Committee and its independent counsel; the Company’s review, restatement and filing its previously issued financial statements and its assessment of the effectiveness of disclosure controls and procedures and internal controls; the Company’s failure to regain compliance within the stay or any extension period that may be granted by the Nasdaq Listing Council, in which case the Company’s common stock would be delisted from the Nasdaq Global Market; the effects of any required restatement adjustments to previously issued financial statements and possible material weaknesses in internal control over financial reporting; the effects of any lawsuits or governmental investigations alleging, among other things, violations of federal securities laws, by the Company or any of its directors or executive officers; the existence of demand for, and acceptance of, our services; our ability to hire and retain sufficient personnel; our ability to protect our intellectual property; the creditworthiness of our customers; our ability to raise capital and obtain non-recourse financing for our transactions; our ability to realize our investment in leased equipment; our ability to reserve adequately for credit losses; fluctuations in our operating results; our reliance on our management team; and other risks or uncertainties detailed in our Securities and Exchange Commission filings.

All information set forth in this release and its attachments is as of February 26, 2007. ePlus inc. undertakes no duty to update this information. More information about potential factors that could affect ePlus inc.’s business and financial results is included in the Company’s Annual Report on Form 10-K for the fiscal years ended March 31, 2005 and March 31, 2004, the Quarterly Report on Form 10-Q for the quarters ended June 30, 2005, September 30, 2005, and December 31, 2005 under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which are on file with the SEC and available at the SEC’s website at http://www.sec.gov/.

Contact:	Kley Parkhurst, SVP
ePlus inc.
kparkhurst@eplus.com
703-984-8150